SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

RURAL CELLULAR CORPORATION
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or other Jurisdiction of Incorporation)

0-27416	41-1693295
(Commission File Number)	(IRS Employer Identification No.)
3905 Dakota Street S.W., Alexandria, Minnesota	56308
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2007, Rural Cellular Corporation (“the Company”) exchanged all outstanding shares of its 11 3/8% Senior Exchangeable Preferred Stock (“Senior Preferred Stock”) for 11 3/8% Senior Subordinated Debentures (“exchange debentures”), which mature on May 15, 2010. The aggregate principal amount of the exchange debentures is $115,488,000. Interest on the exchange debentures is payable semi-annually on May 15 and November 15.

Under the indenture related to the exchange debentures, the Company may redeem the exchange debentures at any time at 100.000% of the outstanding principal balance plus accrued but unpaid interest to, but excluding, the redemption date.

Item 3.03 Material Modification to Rights of Security Holders.

Following the exchange noted in Item 2.03, all outstanding shares of the Senior Preferred Stock will be cancelled and be deemed authorized but unissued shares of the Company’s capital stock. Other than the right to receive exchange debentures in a principal amount equivalent to the liquidation value of the shares of Senior Preferred Stock they hold, the holders  will no longer have any rights, including any right to elect board members.

8.01 Other Events.

On May 15, 2007, the Company paid off the outstanding balance of $58.0 million on its revolving credit facility.  The current availability for future borrowings under the credit facility is $60 million, provided the Company is in compliance with the relevant covenants.  As of May 15, 2007, the Company was in compliance with such covenants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RURAL CELLULAR CORPORATION

/s/ Richard P. Ekstrand
Richard P. Ekstrand
President and Chief Executive Officer

Date: May 16, 2007